Exhibit 10.2

INCENTIVE AGREEMENT

FOR THE GRANT OF STOCK OPTIONS AND PERFORMANCE UNITS

UNDER THE

TIDEWATER INC. 2014 STOCK INCENTIVE PLAN

THIS AGREEMENT is entered into as of [—] (the “Date of Grant”) by and between Tidewater Inc., a Delaware corporation (“Tidewater”) and the employee (the “Employee”).

WHEREAS, the Employee is a key employee of Tidewater or one of its subsidiaries (together, the “Company”) and Tidewater considers it desirable and in its best interest that the Employee be given an added incentive to advance the interests of Tidewater in the form of (i) an option to purchase shares of the common stock of Tidewater, $0.10 par value per share (the “Common Stock”) and (ii) a cash-based performance award that, depending on Tidewater’s achievement of certain specified performance criteria, would entitle the Employee to a payment of cash or shares of Common Stock, each in accordance with the Tidewater Inc. 2014 Stock Incentive Plan (the “Plan”); and

WHEREAS, on [—], Tidewater provided the Employee with a written notice of his or her grant under Plan (the “Term Sheet”), which is incorporated by reference into this Agreement.

NOW, THEREFORE, in consideration of these premises and the mutual promises and covenants contained in this Agreement, it is agreed by and between Tidewater and the Employee as follows:

I.

Stock Options

1.1 Grant of Options. Effective on the Date of Grant, Tidewater hereby grants to the Employee the right, privilege, and option to purchase the total number of shares of Common Stock specified on the Term Sheet (the “Option”) at the exercise price per share specified on the Term Sheet (the “Exercise Price”). The Option shall be exercisable at the times specified in Section 1.2 below. If specified on the Term Sheet, a portion of the Option may be intended to be an incentive stock option under Section 422 of the Code (any such portion, the “ISO”). Notwithstanding the foregoing, an ISO may be treated as a non-qualified stock option in the event of the acceleration of vesting or if it is exercised after the time period permitted for incentive stock options.

1.2 Time of Exercise.

(a) Vesting. The Option shall vest in installments as follows if, except as provided in Section 1.3, the Employee continues to be employed by the Company on such date:

Percentage of Option	Vesting Date
one-third	first anniversary of the Date of Grant
one-third	second anniversary of the Date of Grant
one-third	third anniversary of the Date of Grant

If any portion of the Option is designated as an ISO, vesting of each of the ISO and non-qualified portions shall be divided equally across the vesting dates.

(b) Term. The Option shall terminate ten years following the Date of Grant and may terminate earlier as provided in the Plan or Section 1.3 of this Agreement.

1.3 Effect of Termination of Employment or a Change of Control.

(a) Death or Disability. Upon the Employee’s death or termination of employment due to disability (as determined by the Committee in accordance with Section 409A of the Code, his or her “Disability”): (i) any unvested portion of the Option shall immediately vest in full and (ii) any vested but unexercised portion of the Option may be exercised within two years from the date of the Employee’s termination of employment, but in no event later than ten years after the Date of Grant. In the event that a portion of the unexercised Option is an ISO, such portion will not be treated as an incentive stock option for tax purposes if it is exercised more than one year following a termination of employment due to Disability.

(b) Retirement. In the event the Employee retires on or after age 62 with five or more years of service with the Company (“Retirement”): (i) the Committee, in its discretion, may accelerate the vesting of any unvested portion of the Option, in whole or in part, with such vesting subject to any restrictions that the Committee elects to impose (including, but not limited to, post-employment restrictive covenants such as non-competition, non-solicitation, and/or non-disclosure provisions) and (ii) any portion of the Option that is vested but unexercised on the date of the Employee’s termination of employment may be exercised within two years of such date, but in no event later than ten years after the Date of Grant. In the event that a portion of the unexercised Option is an ISO, such portion will not be treated as an incentive stock option for tax purposes if it is exercised more than 90 days following the termination of employment.

(c) All Other Terminations. Except as otherwise provided in this Section 1.3 or as otherwise determined by the Committee in its sole discretion, termination of the Employee’s employment with the Company shall result in the forfeiture of any portion of the Option that is unvested as of the date of termination of employment. Any portion of the Option that was vested but unexercised as of the date of termination of employment may be exercised within 90 days following termination of employment, but in no event later than ten years after the Date of Grant.

(d) Change of Control. The Option shall become fully vested and exercisable upon a Change of Control of Tidewater as provided in the Plan.

1.4 Method of Exercise of Option.

(a) Process. The Employee may exercise all or a portion of the Option by delivering to the Company a written notice of his or her intent to exercise the Option, which specifies the number of shares of Common Stock to be purchased. Upon receiving such notice, and as soon as reasonably practicable after the Company has received full payment of the aggregate Exercise Price due in accordance with the Plan, including as provided in Section 1.4(b) below, the appropriate officer of the Company shall cause the number of shares of Common Stock which the Employee has purchased to be transferred to the Employee or his or her nominee via book entry, or upon the Employee’s request, Tidewater shall cause a stock certificate to be issued in the name of the Employee or his or her nominee.

(b) Net Exercise. As permitted by Plan, the Committee has authorized the use of the net exercise procedure described in the Plan for the exercise of the Option, but not for any portion of the Option that is an ISO.

(c) Who May Exercise. During the Employee’s lifetime, the Option may be exercised only by the Employee or, in the event of the Employee’s Disability, by the Employee’s legal representative. Following the Employee’s death, the Option may be exercised by the Employee’s estate, or by the person to whom such right devolves from him by reason of the Employee’s death. In all cases, any party other than the Employee who seeks to exercise the Option must provide legal proof satisfactory to the Company of his or her right to do so.

1.5 Automatic Exercise of Non-Qualified Portion of Option. Notwithstanding any other provision of the Plan or this Agreement, on the last trading day prior to the day on which the Option is scheduled to terminate pursuant to the Plan or this Agreement, any non-qualified portion of the Option that is vested, unexercised, and outstanding on such date (any such portion, the “Eligible NQSO”) shall be automatically exercised, but only if the Exercise Price is less than the Fair Market Value of a share of Common Stock on such date and the automatic exercise will result in the issuance of at least one whole share of Common Stock to the Employee after payment of the Exercise Price and any applicable minimum tax withholding. Payment of the Exercise Price and any applicable tax withholding shall be made by a net settlement of the Eligible NQSO whereby the number of shares of Common Stock to be issued upon exercise is reduced by a number of shares having a Fair Market Value on the date of exercise equal to the aggregate Exercise Price plus any applicable minimum tax withholding.

1.6 Non-Transferability. Unless expressly permitted by the Committee in an amendment to this Agreement, the Option may not be transferred, assigned, pledged, hypothecated, or otherwise encumbered by the Employee in any manner, by operation of law or otherwise, other than by will, by the laws of descent and distribution, or pursuant to a domestic relations order as defined in the Code, and shall not be subject to execution, attachment, or similar process. To the extent that an ISO is permitted to be transferred during the lifetime of the Employee, it shall be treated thereafter as a non-qualified stock option.

II.

Cash-Based Performance Award

2.1 Cash-Based Performance Award. Effective on the Date of Grant, Tidewater hereby grants to the Employee a cash-based performance award under the Plan at the target dollar value specified on the Term Sheet (the “CBP Award”) subject to the terms, conditions, and restrictions of the Plan and this Agreement.

2.2 TSR Award. As specified on the Term Sheet, any payment earned on a portion of the CBP Award (the “TSR Award”) will be based on the following terms and conditions. Except as otherwise provided in Section 2.4, upon the Committee’s certification of the level of performance achieved, but no later than May 31, [—], depending on the three-year total stockholder return of Tidewater over the period from April 1, [—] through March 31, [—] (the “Performance Period”) as measured against peer performance over the same period, the Employee shall earn an amount under the TSR Award determined as follows:

(a) The dollar value of the TSR Award indicated on the Term Sheet represents the target award. At the end of the Performance Period, the Employee may earn a greater or lesser amount in respect of the TSR Award, depending on Tidewater’s Total Stockholder Return (as defined in Section 2.2(c)) ranked in terms of a percentile in relation to that of Tidewater’s Peer Group (as defined in Section 2.2(d)), according to the following schedule:

Performance Level	Tidewater’s Percentile Rank		Percentage of TSR Award Earned
Maximum	≥	75th percentile	200%
Target		50th percentile	100%
Threshold		30th percentile	20%
Below Minimum	≤	25th percentile	0%

Payout shall be prorated if Tidewater’s rank falls between any two performance levels. At below minimum performance, the Employee will earn no payout under the TSR Award.

(b) Following the end of the Performance Period and prior to any payout of the TSR Award, the Committee shall certify in writing, by resolution or otherwise, Tidewater’s Total Stockholder Return level achieved as compared to that of the Peer Group and any dollar value earned by the Employee.

(c) For purposes of this Agreement, “Total Stockholder Return” or “TSR” for Tidewater and each member of the Peer Group means stock price appreciation from the beginning to the end of the Performance Period, including dividends and distributions made or declared (assuming such dividends or distributions are reinvested in the common stock of Tidewater or any company in the Peer Group) during the Performance Period, expressed as a percentage return, using the following formula:

TSR = Ending Stock Price (including dividends paid) – Beginning Stock Price

Beginning Stock Price

where the “Ending Stock Price” is equal to the average closing price of the relevant stock during the final month of the Performance Period, and the “Beginning Stock Price” is equal to the average closing price of the relevant stock during the last calendar month prior to the Performance Period. TSR of Tidewater or any company in the Peer Group shall be equitably adjusted to reflect any spin-off, stock split, reverse stock split, stock dividend, recapitalization, or reclassification or other similar change in the number of outstanding shares of common stock.

(d) For purposes of this Agreement, Tidewater’s “Peer Group” consists of the following companies: Atwood Oceanics, Inc., Bristow Group Inc., Diamond Offshore Drilling,

Inc., Dresser-Rand Group Inc., Dril-Quip Inc., Exterran Holdings Inc., FMC Technologies Inc., GulfMark Offshore, Inc., Helix Energy Solutions Group, Helmerich & Payne, Inc., Hornbeck Offshore Services Inc., Key Energy Services Inc., Kirby Corp., McDermott International Inc., Noble Corporation, Oceaneering International Inc., Oil States International Inc., Precision Drilling Corporation, Rowan Companies plc, SEACOR Holdings Inc., Superior Energy Services Inc., and Teekay Corp. If a member of the Peer Group is acquired during the Performance Period, or has agreed to be acquired during the performance period but the transaction has not closed by the conclusion of the performance period, that company will be excluded from the Peer Group in calculating TSR. If, at the conclusion of the performance period, a company in the Peer Group is in bankruptcy and has been de-listed, it will remain in the Peer Group. Bankrupt companies that are still listed will be included based on TSR. Delisted companies will be ranked at the bottom relative to TSR performance.

2.3 ROTC Award. As specified on the Term Sheet, any payment earned on a portion of the CBP Award (the “ROTC Award”) will be based on the following terms and conditions. Except as otherwise provided in Section 2.4, upon the Committee’s certification of the level of performance achieved, but no later than May 31, [—], depending on the Company’s return on total capital (“ROTC”) for each of the three fiscal years included in the Performance Period, the Employee shall earn an amount under the ROTC Award determined as follows:

(a) The dollar value of the ROTC Award indicated on the Term Sheet represents the target award. At the end of the Performance Period, the Employee may earn a greater or lesser amount in respect of the ROTC Award, depending on the simple average of ROTC for each of the three years in the Performance Period (“SAROTC”) as measured against the following schedule:

Performance Level	SAROTC		Percentage of ROTC Award Earned
Maximum	≥	11.0%	200%
Target		6.0%	100%
Threshold		4.0%	33%
Below Threshold	<	4.0%	0%

Payout shall be prorated if Tidewater’s rank falls between any two performance levels. At below threshold performance, the Employee will earn no payout under the ROTC Award.

(b) Following the end of the Performance Period and prior to any payout of the ROTC Award, the Committee shall certify in writing, by resolution or otherwise, the Company’s SAROTC for the Performance Period and any dollar value earned by the Employee.

(c) For purposes of this Agreement, “Return on Total Capital” or “ROTC” for each of the three years in the performance period shall be calculated as follows: dividing the Company’s adjusted net earnings (“Adjusted Net Earnings”) by the Company’s average total capital (“Average Total Capital”). Adjusted Net Earnings shall be determined by using the

Company’s annual effective income tax rate to tax effect the Company’s adjusted pre-tax earnings for the same period, with adjusted pre-tax earnings equal to the sum of: (1) earnings before income taxes; (2) interest and other debt costs, less interest income; (3) vessel operating lease expense; and (4) asset impairment cost, other than in the ordinary course of business. Average Total Capital equals the average of the twelve monthly fiscal year amounts of total capital as determined by the sum of: (1) stockholders’ equity; (2) interest-bearing debt, less cash and cash equivalents; and (3) imputed vessel operating lease liability; with such sum reduced by vessel construction in progress. Certain adjustments will be made to Adjusted Net Earnings and Average Total Capital in determining ROTC. Accordingly, the following items will be added to or subtracted from Adjusted Net Earnings and Average Total Capital in order to finalize Adjusted Net Earnings and Average Total Capital for purposes of this Agreement:

(i) the cumulative effect of accounting changes;

(ii) extraordinary, unusual, or infrequently occurring items, as each term is defined in FASB ASC Topic 225, less the amount of related income taxes;

(iii) discontinued operations; and

(iv) the effect of any acquisitions for a twelve-month period following the date of such acquisition.

2.4 Effect of Termination of Employment or a Change of Control.

(a) Upon the Employee’s death or termination of employment due to Disability: the Employee (or his or her estate or heirs, if applicable) (1) shall retain a reduced pro-rata portion of the CBP Award, determined by multiplying the CBP Award by a fraction, the numerator of which is the number of full months between the beginning of the Performance Period and the date of termination and the denominator of which is the number of months in the Performance Period, provided that the CBP Award shall nonetheless remain subject to all other terms and conditions of this Agreement, including the payment dates and the opportunity to earn a greater or lesser payout as specified in Sections 2.2 and 2.3 and (2) the remainder of the CBP Award shall expire as of the date of termination without any payment to the Employee.

(b) Provided that the Committee has specifically approved such action and subject to such restrictions as the Committee may impose (including, but not limited to, post-employment restrictive covenants such as non-competition, non-solicitation, and/or non-disclosure provisions), in the event of the Employee’s Retirement, he or she (1) shall retain a reduced pro-rata portion of the CBP Award, determined by multiplying the CBP Award by a fraction, the numerator of which is the number of full months between the beginning of the Performance Period and the date of termination and the denominator of which is the number of months in the Performance Period, provided that the CBP Award shall nonetheless remain subject to all other terms and conditions of this Agreement, including the payment dates and the opportunity to earn a greater or lesser payout as specified in Sections 2.2 and 2.3 and (2) the remainder of the CBP Award shall expire as of the date of termination without any payment to the Employee.

(c) Except as otherwise expressly provided in this Section 2.4 or as otherwise determined by the Committee in its sole discretion, termination of employment prior to the end of the Performance Period shall result in the automatic expiration of the entire CBP Award unless such termination is, in effect, a transfer of employment from one entity to another within the Company.

(d) In the event of a Change of Control of the Company prior to the end of the Performance Period, the Employee shall be deemed to have achieved the target level for each of the TSR Award and ROTC Award in accordance with the terms of this Agreement and the Plan. Payment shall be made to the Employee in a single cash lump sum as soon as administratively practical following the Change of Control, but in no event later than March 15 of the year following the end of the year in which such Change of Control occurs. Notwithstanding the foregoing, if the Change of Control does not qualify as a “change in control event” under Section 409A of the Code, then payment shall be made in a single cash lump sum on the payment dates specified in Sections 2.2 and 2.3, as applicable.

2.5 Settlement of CBP Award. As soon as practicable following the date of the Committee’s certifications under Section 2.2 and 2.3, but no later than 30 days after such date, Tidewater shall pay or cause to be paid to the Employee any amount due him or her in payout of the CBP Award, net of any withholding obligation. Such amount shall be paid to the Employee in a single cash lump sum. Notwithstanding the foregoing, the Committee, in its sole discretion and subject to the terms of the Plan, may elect to pay all or part of the amount due the Employee in settlement of the CBP Award, net of any withholding obligation, by delivering to the Employee, at the same time that the cash payment would have otherwise been made, shares of Common Stock of an equivalent value, based on the Fair Market Value of a share of Common Stock on the day that the Committee makes that election. In the event that the Employee receives shares of Common Stock in payment of any amount due him or her under the CBP Award, he or she is free to hold or dispose of such shares, subject to applicable securities laws and any internal Company policy then in effect and applicable to the Employee, such as Tidewater’s Policy Statement on Insider Trading and Executive Stock Ownership Guidelines.

2.6 Non-Transferability. Unless expressly permitted by the Committee in an amendment to this Agreement, the CBP Award may not be transferred, assigned, pledged, hypothecated, or otherwise encumbered by the Employee in any manner, by operation of law or otherwise, other than by will, by the laws of descent and distribution, or pursuant to a domestic relations order as defined in the Code, and shall not be subject to execution, attachment, or similar process.

III.

Defined Terms

The definition of all capitalized terms used but not otherwise defined in this Agreement shall be as provided in the Plan.

IV.

Recovery Right of Tidewater

Tidewater has the right to recover any portion of the Option or CBP Award (together, the “Incentives”), cash or shares of Common Stock acquired upon the exercise of the Option, or cash paid or Common Stock awarded to the Employee in settlement of the CBP Award (any of the foregoing together with the Incentives, the “Compensation”) under the Plan and this Agreement if (a) the grant, vesting, or value of such Compensation was based on the achievement of financial results that were subsequently the subject of a restatement; (b) the Employee is subject to Tidewater’s Executive Compensation Recovery Policy; (c) the Employee engaged in intentional misconduct that caused or partially caused the need for the restatement; and (d) the effect of the restatement was to decrease the financial results such that the Compensation would not have been earned or would have had a lesser value. The Employee accepts the Incentives subject to such recovery rights of Tidewater and in the event Tidewater exercises such rights, any unexercised portion of the Option and any outstanding portion of the CBP Award shall be forfeited immediately and the Employee shall promptly return any issued or paid Compensation to Tidewater upon demand. If the Employee no longer holds the Incentives or any related shares of Common Stock at the time of demand by Tidewater, the Employee shall pay to Tidewater, without interest, all cash, securities, or other assets received by the Employee upon the vesting, payout, sale, or transfer of such Incentives. Tidewater may, if it chooses, effect such recovery by withholding from other amounts due to the Employee by the Company.

V.

Taxes

5.1 Withholding.

(a) Option. At any time that the Employee is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with the exercise of an Option, the Employee may satisfy this obligation in whole or in part by electing (the “Election”) to deliver currently owned shares of Common Stock or to have the Company withhold from the distribution shares of Common Stock, in each case having a value equal to the minimum statutory amount required to be withheld. Notwithstanding the terms of the Plan, the Committee shall not have the right to disapprove of an Election. The value of the shares to be delivered or withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined (the “Tax Date”). Each Election must be made prior to the Tax Date.

(b) CBP Award. At any time that the Employee is required to pay to the Company an amount required to be withheld under the applicable income tax laws in connection with any payout under the CBP Award, unless the Employee has previously provided the Company with payment of all applicable withholding taxes, Tidewater shall withhold from the amount payable to the Employee an amount equal to the minimum statutory amount required to be withheld.

5.2 Section 409A.

(a) Each Incentive granted under this Agreement is intended to either comply with, or be exempt from, Section 409A of the Code and the Plan, this Agreement, and each Incentive shall be interpreted and administered consistent with that intent. The Committee shall have the authority to amend this Agreement to the extent necessary to ensure that the Incentives will not trigger an excise tax to the Employee under Section 409A of the Code. Notwithstanding the foregoing, the Company is not responsible for, and makes no representation or warranty whatsoever in connection with, the tax treatment of the Incentives and the Employee should consult his or her own tax advisor as to the tax effect of amounts payable to him or her under the Plan and this Agreement.

(b) Notwithstanding any provision of this Agreement to the contrary, if the Employee is a “specified employee” at the time of his or her “separation from service” from the Company (as such terms are used in Section 409A of the Code), no payment to which he or she becomes entitled under this Agreement as a result of his or her termination of employment shall be made or paid to him or her prior to the earlier of (i) the first day of the seventh month following the date of separation from service or (i) the date of his or her death or Disability, but only to the extent that such a delay in payment is required in order to avoid a prohibited distribution under Section 409A of the Code. Upon the expiration of the applicable Section 409A(a)(2) deferral period, all payments deferred under this Section 5.2 will be paid in a lump sum to the Participant.

VI.

No Contract of Employment Intended

Nothing in this Agreement shall confer upon the Employee any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Employee’s employment relationship with the Company at any time.

VII.

Binding Effect

This Agreement shall inure to the benefit of and be binding upon Tidewater, the Company, and the Employee, their respective heirs, executors, administrators, and successors.

VIII.

Amendment, Modification or Termination

The Committee may amend, modify, or terminate any Incentive at any time prior to vesting in any manner not inconsistent with the terms of the Plan. For any Incentive that is intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee may not use its discretion to increase the compensation payable to the Employee hereunder in violation of the “performance-based compensation” requirements of Section 162(m) of the Code. Notwithstanding the foregoing, except as provided in Section 5.2(a), no amendment, modification, or termination may materially impair the rights of an Employee under this Agreement without the written consent of the Employee.

IX.

Inconsistent Provisions

The Options and CBP Award granted hereby are subject to the provisions of the Plan, as in effect on the Date of Grant, as it may be amended from time to time in accordance with its terms. Except as provided in Section 5.1, Section 5.2, or Article VIII, in the event any provision of this Agreement (including the Term Sheet) conflicts with such a provision of the Plan, the Plan provision shall control. The Employee acknowledges that a copy of the Plan was distributed to the Employee and that the Employee was advised to review such Plan prior to entering into this Agreement. The Employee waives the right to claim that the provisions of the Plan are not binding upon the Employee and the Employee’s heirs, executors, administrators, legal representatives, and successors.

X.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

XI.

Severability

If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal, or unenforceable in any respect as written, the Employee and Tidewater intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision of this Agreement, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal, or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

XII.

Electronic Delivery and Execution of Documents

12.1 The Company may, in its sole discretion, deliver any documents related to the Employee’s current or future participation in the Plan or any other equity compensation plan of the Company by electronic means or request the Employee’s consent to the terms of an award by electronic means. Such documents may include the plan, any grant notice, this Agreement, the plan prospectus, and any reports of Tidewater provided generally to Tidewater’s stockholders. In addition, the Employee may deliver any grant notice or award agreement to the Company or to such third party involved in administering the applicable plan as the Company may designate from time to time. By accepting the terms of this Agreement, the Employee also hereby consents to participate in such plans and to execute agreements setting the terms of participation through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

12.2 The Employee acknowledges that the Employee has read Section 12.1 of this Agreement and consents to the electronic delivery and electronic execution of plan documents as described in Section 12.1. The Employee acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Employee by contacting the Company by telephone or in writing.

XIII.

Notice

All notices to Tidewater related to this Agreement should be sent to Tidewater’s principal executive offices as disclosed in its filings with the Securities and Exchange Commission, addressed to the Office of General Counsel. All notices to the Employee shall be delivered to the most recent address as provided by the Employee to the human resources department of the Company.

XIV.

Entire Agreement

The Plan and this Agreement (including the Term Sheet) constitute the entire agreement between Tidewater and the Employee with respect to the subject matter contained in this Agreement. Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained in this Agreement made prior to the execution of this Agreement shall be void and ineffective for all purposes.

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By clicking the “Accept” button, the Employee represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. The Employee has reviewed the Plan, this Agreement, and the prospectus in their entirety and fully understands all provisions of this Agreement. The Employee agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

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